Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION PROVIDES COVID-19 OPERATIONAL UPDATE

FARMINGDALE, NJ – April 13, 2020 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (the “Company” or “Cherry Hill”), a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States, today provided an operational update on its business.

Cherry Hill’s priority is to ensure the health and well-being of all of its team members.  All team members have been working remotely since early March. The transition has been virtually seamless due to the Company’s use of a cloud-based solution for its day-to-day operations.

As of April 13, 2020 the Company has:

•	Unrestricted cash of approximately $92 million after giving effect to scheduled settlements today

•
Continued to proactively and prudently manage its RMBS portfolio to reduce leverage to approximately 5.1x for its aggregate portfolio as of March 31, 2020, compared to approximately 6.1x at December 31, 2019

•	Reduced its position in credit risk transfer bonds to approximately $17 million market value, substantially all of which it owns outright

The recently enacted federal government’s Coronavirus Aid, Relief, and Economic Security Act (CARES) provides for mortgage loan forbearance programs. Although the level of participation in those programs and the potential size of the resulting servicing advance obligations is unknown, the Company believes that it is adequately positioned to utilize its liquidity to manage and meet its advancing obligations over the near-term.

Based on initial information regarding servicing costs, servicing income and third-party MSR valuations available, the Company preliminarily estimates that its GAAP book value as of March 31, 2020 declined between 25% to 30% since December 31, 2019.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to (i) the Company’s liquidity and its ability to meet  its advancing obligations on mortgage loans underlying its servicing-related assets and satisfy other cash-using obligations in the near term, (ii) the Company’s preliminary estimate of financial metrics such as GAAP book value and (iii) the Company’s ability to generate sustainable and attractive risk-adjusted returns for stockholders. The percentage decline in GAAP book value is preliminary and is subject to change as the Company completes its quarter-end closing process and obtains complete information from third parties regarding its servicing-related assets.  These forward-looking statements are based upon the Company’s present expectations, but there can be no assurances that these expectations will be fully realized, if at all. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and other documents filed by the Company with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Investor Relations
(877) 870 –7005
InvestorRelations@CHMIreit.com